Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

HMS Holdings Corp.:

We consent to the incorporation by reference in the Registration Statement (Nos. 333-161415, 333-149836, 333-108436, 333-108445, 333-139025, 333-178752 and 333-183361) on Form S-8 and in the registration statement (No. 333-138875) on Form S-3 of HMS Holdings Corp. of our reports dated March 3, 2014, with respect to the consolidated balance sheets of HMS Holdings Corp. as of December 31, 2013 and 2012, and the related consolidated statements of comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of HMS Holdings Corp.

/s/ KPMG LLP
KPMG LLP
New York, New York
March 3, 2014